Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2011 RESULTS:

•
Net income was $3.0 million, or $0.08 per diluted share, a 64.5 percent decrease from first quarter 2010 of $8.5 million, due to extreme weather conditions in North America during the first quarter of 2011

•	Revenue increased $11.4 million, or 5.8 percent, to $210.6 million, principally due to growth in Energy and Mining segment

•	Consolidated contract backlog of $392.9 million at March 31, 2011

•	Despite slow start to year, full-year expectation remains in line with previous guidance of $1.75 to $1.90 per diluted share

Chesterfield, MO – April 25, 2011 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported first quarter income from continuing operations of $3.0 million ($0.08 per diluted share), representing a 64.5 percent decrease from the first quarter of 2010, when income from continuing operations was $8.5 million ($0.22 per diluted share).

Joe Burgess, President and Chief Executive Officer, commented, “As we indicated in late February, we experienced extreme weather conditions during the first quarter throughout the United States, which had a significant impact on our North American Sewer Rehabilitation operations. As a result of the weather conditions throughout the quarter, most notably January and February, we lost more than 400 crew days of production, as compared to approximately 200 last year.  Our gross and operating margins were adversely impacted by the significant number of days of lost production, the loss of leverage due to our fixed labor and equipment costs and due to idle manufacturing capacity due to the loss of contracting production. While our backlog in NAR didn’t improve during the quarter as anticipated, our second quarter bid table appears to be very robust.  Based on current visibility, we believe the quarter’s bid opportunities will be up more than 70 percent from the first quarter, which should bode well for our ability to increase production in the second half of the year.  In addition, we are reworking our production schedules for the coming months in order to recover the lost time from the first quarter.”

“In sharp contrast, our Energy and Mining operation continued its strong performance in the first quarter, despite weather challenges of its own in certain geographies.  Our UPS operation had its best quarter in history due in large part to growth in its Canadian and South American operations.  Bayou performed well, despite being in between large coatings projects in New Iberia, and Corrpro delivered solid performance for the first quarter, which is traditionally the weakest quarter for this business.  Backlog for the segment remained steady, despite strong revenue generation in the first quarter, and our prospects for growth and business expansion on a global basis are increasing.  I am confident that the Energy and Mining business is on track to deliver even stronger performance in 2011, after what was a great 2010.  In addition, I am very pleased with the formation of our new joint ventures with Wasco Energy, which we announced earlier today.  These joint ventures will bolster our Energy and Mining businesses in the Gulf of Mexico, Central America and the Caribbean, along with Asia-Pacific.  I believe that this important partnership will significantly enhance the future growth of our Energy and Mining business globally.”

“Our European Sewer Rehabilitation operation experienced top-line growth of approximately 17 percent in the first quarter, and operating income was significantly higher than the prior year.  Each of our country operations experienced improvement year over year, and our Dutch operation had a very strong quarter.  We also saw growth in our third party tube sale business during the quarter.  We still have work to do to position our French operation for growth and profitability, but we are making progress.  We also are continuing to see market improvements in the United Kingdom.”

“Performance improved in our Asia-Pacific Sewer Rehabilitation business, primarily due to strong growth in our Australian operation.  We also had solid performance in Hong Kong and the strongest production from our Singaporean operation since its acquisition a year ago.  Our overall performance was hampered by continued delays on older, lower margin projects in India.  We are working to complete those projects by mid-year.  We have just recently submitted bids totaling approximately $15 million in the Delhi area, and we should have results during the second quarter.  There are a number of other significant projects coming to bid in Delhi and Mumbai in the next few months.  We have reworked our operational structure in India, and believe we are now positioned to realize growth and improved profitability from this operation.”

“As expected, our Water Rehabilitation segment was slower during the first quarter of 2011, with lower workable backlog and weather delays hampering our progress.  We continue to have visibility into more significant projects, notably in Canada, in the near-term, and we continue to work to expand the diameter range of capability of our InsituMain® product, which we believe will position this business for meaningful growth.”

“While I am disappointed with our overall first quarter results, primarily due to the impact of extreme weather conditions on our North American Sewer Rehabilitation operation, I am confident that we remain on track to deliver strong profitability improvement for 2011, and reiterate our previously stated guidance of earnings per share of $1.75 to $1.90.  Our backlog position by the end of the second quarter should be significantly improved, particularly in North American Sewer Rehabilitation, as a result of the improved bid table in the second quarter.  In addition, our Energy and Mining operations are experiencing significant momentum from strong market conditions on a global scale.”

Energy and Mining Segment

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$	%
(in thousands):
Revenues	$95,457	$77,355	$18,102	23.4%
Gross profit	23,091	21,109	1,982	9.4
Gross margin	24.2%	27.3%	n/a	(3.1)
Operating expenses	16,701	15,382	1,319	8.6
Operating income	6,390	5,727	663	11.6
Operating margin	6.7%	7.4%	n/a	(0.7)

	March 31, 2011	December 31, 2010	March 31, 2010
Backlog (in millions)	$147.6	$146.1	$187.6

In the first quarter of 2011, our Energy and Mining segment operating income increased by $0.7 million, or 11.6 percent, compared to the first quarter of 2010. The increase was primarily due to strong results in our industrial linings and cathodic protection businesses. Our industrial linings business experienced record quarterly revenues in both Canada and South America. Our gross profit margin decreased to 24.2 percent compared to 27.3 percent in the prior year quarter. The decrease was primarily due to a change in the geographic mix of our industrial linings business, which performed more work in South America, where margins are historically lower than other regions, and a change in the product mix in our coating operations, which experienced a short-term lull in the availability of large diameter pipe coating projects towards the end of 2010. The increase in operating expenses for the first quarter of 2011 was attributable to higher corporate allocations due to the increased size of this segment and increased resources to support the global growth of the segment.

Our Energy and Mining segment contract backlog at March 31, 2011 was $147.6 million, a 1.0 percent increase compared to December 31, 2010, and a 21.3 percent decrease compared to March 31, 2010. The decrease over the prior year quarter was primarily driven by a short-term lull in the availability of large diameter pipe coating projects at our Bayou operation. Since December 31, 2010, our pipe coating and cathodic protection businesses have rebounded and increased backlog levels. We continue to believe that improved commodity prices will result in significant opportunities for our Energy and Mining segment for future periods, particularly as it relates to new spending in the sector.

North American Sewer Rehabilitation Segment

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$	%
(in thousands):
Revenues	$79,805	$89,114	$(9,309)	(10.4)%
Gross profit	11,298	21,078	(9,780)	(46.4)
Gross margin	14.2%	23.7%	n/a	(9.5)
Operating expenses	12,537	13,571	(1,034)	(7.6)
Operating income (loss)	(1,239)	7,507	(8,746)	(116.5)
Operating margin	(1.6)%	8.4%	n/a	(10.0)

	March 31, 2011	December 31, 2010	March 31, 2010
Backlog (in millions)	$149.5	$155.7	$208.6

In the first quarter of 2011, our North American Sewer Rehabilitation segment operating income decreased by $8.7 million, or 116.5 percent, compared to the first quarter of 2010. The principal contributors to the 2011 first quarter results were the direct and indirect effects of volume weakness as a result of extreme weather conditions during the quarter. We experienced margin deterioration due to the inability to leverage our cost structure in manufacturing and contracting operations.  In addition, a higher proportion of smaller diameter projects was performed during the quarter due to our inability to work in larger diameter pipes resulting from the weather impacts. Operating expenses in this segment decreased primarily due to a continued focus on operational efficiencies and resource management and lower corporate allocations due to growth in our Energy and Mining segment.

Contract backlog in our North American Sewer Rehabilitation segment at March 31, 2011 represented a 3.9 percent decrease from December 31, 2010, and a 28.3 percent decrease from backlog at March 31, 2010. The decrease from March 31, 2010 was due to weaker market conditions in the western region of the United States along with our efforts during 2010 to monetize backlog to an optimum level. We also had significant project bids pushed to the second quarter of 2011 throughout the United States. We expect a very strong bid table in the second quarter of 2011 and have already won a number of new large projects in April.

European Sewer Rehabilitation Segment

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$	%
(in thousands):
Revenues	$20,697	$17,630	$3,067	17.4%
Gross profit	4,517	4,278	239	5.6
Gross margin	21.8%	24.3%	n/a	(2.5)
Operating expenses	3,880	4,313	(433)	(10.0)
Operating income (loss)	637	(35)	672	1920.0
Operating margin	3.1%	(0.2)%	n/a	3.3

	March 31, 2011	December 31, 2010	March 31, 2010
Backlog (in millions)	$24.0	$23.3	$24.7

In the first quarter of 2011, our European Sewer Rehabilitation segment operating income increased by $0.7 million compared to the first quarter of 2010. The increase was primarily due to improved results in the Netherlands as well as growth in third-party tube sales. Partially offsetting the revenue increase were lower margins on projects in France.  Operating expenses decreased due to a new regional management structure in Spain and France as well as lower costs in our European headquarters.

Contract backlog in our European Sewer Rehabilitation segment was $24.0 million at March 31, 2011. This represented a $0.7 million, or 3.0 percent, increase from December 31, 2010, and a $0.7 million, or 2.9 percent, decrease from March 31, 2010. Backlog remains strong in the Netherlands, and has increased in the United Kingdom as a result of improving market conditions.

Asia-Pacific Sewer Rehabilitation Segment

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$	%
(in thousands):
Revenues	$12,211	$9,873	$2,338	23.7%
Gross profit	2,353	1,555	798	51.3
Gross margin	19.3%	15.8%	n/a	3.5
Operating expenses	2,184	2,379	(195)	(8.2)
Operating income (loss)	169	(824)	993	120.5
Operating margin	1.4%	(8.3)%	n/a	9.7

	March 31, 2011	December 31, 2010	March 31, 2010
Backlog (in millions)	$68.7	$79.8	$73.3

In the first quarter of 2011, our Asia-Pacific Sewer Rehabilitation segment operating income increased by $1.0 million, or 120.5 percent, compared to the first quarter of 2010. The increase was primarily due to the continued growth of our Australian and Singaporean operations. Our results in India improved year-over-year due to the non-recurrence of customer-driven cost overruns experienced in the first quarter of 2010.  However, the financial results in India continue to negatively impact our gross margins due to the lack of new, more profitable projects.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment remained very strong at $68.7 million at March 31, 2011. This represented a decrease of $11.1 million, or 14.0 percent, compared to December, 31 2010, primarily due to continued efforts to monetize backlog in all regions, and delays in the release of new projects in India. Contract backlog at March 31, 2011 decreased by $4.6 million compared to March 31, 2010.  We have recently submitted approximately $15 million in bids for projects in India, and should know the results during the second quarter.  Prospects continue to be strong throughout Asia-Pacific for expansion of the business, including third-party tube sales.

Water Rehabilitation Segment

	Three Months Ended March 31,		Increase (Decrease)
	2011	2010	$	%
(in thousands):
Revenues	$2,417	$5,210	$(2,793)	(53.6)%
Gross profit (loss)	(85)	660	(745)	(112.9)
Gross margin	(3.5)%	12.7%	n/a	(16.2)
Operating expenses	383	529	(146)	(27.6)
Operating income (loss)	(468)	131	(599)	(457.3)
Operating margin	(19.4)%	2.5%	n/a	(21.9)

	March 31, 2011	December 31, 2010	March 31, 2010
Backlog (in millions)	$3.1	$3.8	$2.9

In the first quarter of 2011, our Water Rehabilitation segment operating income decreased by $0.6 million compared to the first quarter of 2010. Similar to our North American Sewer Rehabilitation segment, our Water Rehabilitation segment was negatively impacted by severe weather in the United States. During the quarter, we continued to validate and test our water rehabilitation products to expand our large-diameter capabilities in the market.

Our Water Rehabilitation segment contract backlog was $3.1 million at March 31, 2011, which represented a decrease of $0.7 million, or 18.4 percent, compared to December 31, 2010.  Backlog at March 31, 2011 increased $0.2 million, or 6.9 percent, compared to March 31, 2010. We continue to believe that prospects for new orders and growth are strong, and we anticipate heavier project bidding over the next few quarters, particularly in Canada and the Eastern United States.

Cash Flow and Other Discussion

Unrestricted cash decreased in the first quarter of 2011 to $107.3 million from $114.8 million at December 31, 2010, primarily as a result of increased payments to vendors during the quarter due to an increase in trade payables in the fourth quarter as a result of our strong performance during the fourth quarter and due to our payment of annual incentive compensation during the first quarter. We expect to see increased cash flow during 2011 as earnings grow and we continue to optimize our cash management practices.

Insituform Technologies, Inc. is a worldwide leader in global pipeline protection.  Insituform provides proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®, the Insituform® logo, InsituMain®, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:      Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2011	2010

Revenues	$210,587	$199,182
Cost of revenues	169,413	150,502
Gross profit	41,174	48,680
Operating expenses	35,685	36,174
Operating income	5,489	12,506
Other income (expense):
Interest income	85	104
Interest expense	(1,993)	(2,378)
Other	(466)	(158)
Total other expense	(2,374)	(2,432)
Income before taxes on income	3,115	10,074
Taxes on income	841	3,199
Income before equity in earnings of affiliated companies	2,274	6,875
Equity in earnings of affiliated companies, net of tax	853	1,152
Income before discontinued operations	3,127	8,027
Loss from discontinued operations, net of tax	–	(49)
Net income	3,127	7,978
Less: net (income) loss attributable to noncontrolling interests	(121)	483
Net income attributable to common stockholders	$3,006	$8,461

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.08	$0.22
Loss from discontinued operations	–	(0.00)
Net income	$0.08	$0.22
Diluted:
Income from continuing operations	$0.08	$0.22
Loss from discontinued operations	–	(0.00)
Net income	$0.08	$0.22

Weighted average number of shares:
Basic	39,272,011	39,032,905
Diluted	39,705,666	39,381,794

 INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	March 31, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$107,343	$114,829
Restricted cash	225	745
Receivables, net	171,513	178,994
Retainage	30,167	28,726
Costs and estimated earnings in excess of billings	74,121	69,544
Inventories	43,981	42,524
Prepaid expenses and other assets	29,836	30,031
Current assets of discontinued operations	–	1,193
Total current assets	457,186	466,586
Property, plant and equipment, less accumulated depreciation	162,325	160,529
Other assets
Goodwill	182,141	182,141
Identified intangible assets, less accumulated amortization	72,274	73,170
Investments in affiliated companies	26,078	28,379
Deferred income tax assets	4,288	4,115
Other assets	4,946	4,260
Total other assets	289,727	292,065
Non-current assets of discontinued operations	–	2,607

Total Assets	$909,238	$921,787

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$131,375	$147,812
Billings in excess of costs and estimated earnings	11,392	12,612
Current maturities of long-term debt, line of credit and notes payable	13,074	13,028
Current liabilities of discontinued operations	–	43
Total current liabilities	155,841	173,495
Long-term debt, less current maturities	89,337	91,715
Deferred income tax liabilities	30,356	32,330
Other liabilities	8,858	8,916
Non-current liabilities of discontinued operations	–	150
Total liabilities	284,392	306,606

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,492,876 and 38,933,944	395	392
Additional paid-in capital	256,044	251,578
Retained earnings	350,255	347,249
Accumulated other comprehensive income	9,217	6,587
Total stockholders’ equity before noncontrolling interests	615,911	605,806
Noncontrolling interests	8,935	9,375
Total equity	624,846	615,181

Total Liabilities and Equity	$909,238	$921,787

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net income	$3,127	$7,978
Loss from discontinued operations	–	49
Income from continuing operations	3,127	8,027
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	7,502	7,711
(Gain) loss on sale of fixed assets	(17)	203
Equity-based compensation expense	1,827	1,518
Deferred income taxes	(1,159)	(390)
Equity in earnings of affiliated companies	(853)	(1,152)
Other	(1,721)	(138)
Changes in operating assets and liabilities:
Restricted cash	521	(31)
Return on equity method investments	3,110	–
Receivables net, retainage and costs and estimated earnings in excess of billings	5,183	(1,551)
Inventories	(881)	(4,923)
Prepaid expenses and other assets	1,292	(1,546)
Accounts payable and accrued expenses	(22,741)	(4,741)
Net cash provided by (used in) operating activities of continuing operations	(4,810)	2,987
Net cash used in operating activities of discontinued operations	–	(409)
Net cash provided by (used in) operating activities	(4,810)	2,578

Cash flows from investing activities:
Capital expenditures	(3,692)	(10,194)
Proceeds from sale of fixed assets	141	151
Patent expenditures	(286)	(674)
Purchase of Singapore licensee	–	(1,257)
Net cash used in investing activities	(3,837)	(11,974)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax effect of stock option exercises	2,639	2,006
Investments from noncontrolling interests	141	1,681
Distributions/dividends to noncontrolling interests	(776)	–
Proceeds from notes payable	35	–
Principal payments on notes payable	–	(1,641)
Debt amendment costs	(122)	–
Principal payments on long-term debt	(2,500)	(2,500)
Net cash used in financing activities	(583)	(454)
Effect of exchange rate changes on cash	1,744	(993)
Net decrease in cash and cash equivalents for the period	(7,486)	(10,843)
Cash and cash equivalents, beginning of period	114,829	106,064
Cash and cash equivalents, end of period	$107,343	$95,221